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                                                                   EXHIBIT 99.1


                                   AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into this 4th day of March, 1996, between Lilly Industries, Inc., an Indiana corporation ("Parent"), and LP Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H

         WHEREAS, Parent and Purchaser have entered into a Merger Agreement with Guardsman Products, Inc., a Delaware corporation ("Issuer"), pursuant to which (i) Purchaser will offer to purchase all outstanding shares common stock, $1.00 par value per share (the "Shares"), of Guardsman Products, Inc. (the "Issuer"), and the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 8, 1986, as amended, between the Issuer and Chemical Bank, as Rights Agent, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 8, 1996 (the "Offer"), and (ii) following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Issuer, with the Issuer surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). (Unless the context otherwise requires, all references to Shares shall include the Rights.); and

         WHEREAS, Parent has entered into Letter Agreements (collectively, the "Stockholder Agreements") with each of Irwin W. Uran, James L. Sadler and John
H. Sadler (collectively, the "Principal Stockholders") pursuant to which the Principal Stockholders have each agreed to validly tender in the Offer, and not withdraw, all Shares beneficially owned by him and to vote his Shares in favor of the Merger and against any action or arrangement which would interfere with the successful consummation of the Merger and each has executed and delivered to the Parent an irrevocable proxy to this effect.

         NOW, THEREFORE, in consideration of their mutual promises contained herein, and intending to be legally bound, Parent and Purchaser agree as follows:

         1. Pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Parent and Purchaser agree to jointly prepare and file a Schedule 13D with the Securities Exchange Commission ("SEC") and the New York Stock Exchange, and to deliver a copy of such Schedule 13D to the Issuer.

         2. Parent hereby represents and warrants to Purchaser that the information provided in the Schedule 13D concerning Parent is complete and accurate to the best knowledge of Parent.

         3. Purchaser hereby represents and warrants to Parent that the information provided in the Schedule 13D concerning Purchaser is complete and accurate to the best knowledge of Purchaser.


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         4.      Parent and Purchaser agree to jointly file any and all
amendments to the Schedule 13D required by the Exchange Act, and the rules and regulations thereunder.

         EXECUTED and ENTERED as of the date first written above.




                                LP ACQUISITION CORPORATION

                                By:    /s/ Douglas W. Huemme
                                       ----------------------------
                                Name:  Douglas W. Huemme
                                Title: President and Chief Executive Officer



                                LILLY INDUSTRIES, INC.

                                By:    /s/ Douglas W. Huemme
                                       ----------------------------
                                Name:  Douglas W. Huemme
                                Title: President and Chief Executive Officer






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